US-DOCS\145432681.1 1 Retention Bonus Program Participation Notice Name: [____] As a key employee at Rent the Runway, you are eligible for a retention bonus pursuant to the Amended & Restated 2021 Incentive Award Plan (the “Plan”) of Rent the Runway, Inc. (the “Company”), subject to the terms and conditions set forth in this letter agreement (this “Letter”): 1. Retention Bonus: $[___], less applicable withholdings (the “Retention Bonus”). [The Retention Bonus includes your target annual bonus opportunity of [ ] under the 2023 Bonus Program (the “2023 Bonus Program”) [plus additional retention amounts] of [ ]. 2. Payment: a. Retention Dates: One-third (1/3) of the total amount of the Retention Bonus will be paid on each of the following dates (each, a “Retention Date”): i. February 1, 2024 ii. April 15, 2024 iii. July 15, 2024 b. Payments Subject to Continued Employment: In order to receive a Retention Bonus payment on any applicable Retention Date, you must remain actively employed with the Company through such Retention Date (and you must have not provided notice of your intent to terminate your employment with the Company on or prior to such Retention Date). If your employment with the Company is terminated for any reason on or prior to a Retention Date (or you have provided notice of your intent to terminate your employment with the Company on or prior to such Retention Date), you will forfeit any outstanding and unpaid Retention Bonus and you will have no further right, title or interest in the Retention Bonus. For the avoidance of doubt, you will not have any rights to any pro-rated amounts of the Retention Bonus under the Amended and Restated Executive Severance Plan upon termination of your employment with the Company for any reason. c. Change in Control: Notwithstanding anything to the contrary in this Letter, In the event of a Change in Control (as defined in the Plan), you will be paid any portion of the Retention Bonus not paid previously upon the consummation of such Change in Control, provided that you remain actively employed with the Company at all times through the date of such Change in Control (and provided that you have not provided notice of your intent to terminate your employment with the Company on or prior to the date of such Change in Control). In the event that (i) your employment with the Company is terminated by the Company for any reason other than for Cause (as defined in the Amended and Restated Executive Severance Plan) or for performance- related reasons (as determined by the Company in its sole discretion) and (ii) a Change in Control is consummated within three (3) months following such termination date,

US-DOCS\145432681.1 2 you will be paid any portion of the Retention Bonus not paid prior to such Change in Control upon the consummation of such Change in Control, subject to and conditioned on your execution of an effective release of claims in a form prescribed by the Company during the period prescribed by the Company. d. Payment: Retention Bonus payments will be made through the Company’s payroll system within fifteen (15) days after the corresponding Retention Date or Change in Control. 3. 2023 Bonus Program: You are currently eligible for a target annual bonus opportunity under the 2023 Bonus Program. Your 2023 Bonus Program target amount has been included in the Retention Bonus. The terms and conditions of this Letter supersede the terms and conditions of the 2023 Bonus Program and your related participation in all respects. This Letter and the Plan set forth the entire agreement between you and the Company regarding the Retention Bonus and supersedes any and all prior agreements (including your 2023 Bonus Program participation notice) or understandings between you and the Company with respect to the Retention Bonus and the 2023 Bonus. Thank you again for your commitment to Rent the Runway. Agreed and Accepted: ___________________________ ____________ [Name] [Date]